EXHIBIT 10.2
[EMS TECHNOLOGIES, INC. LETTERHEAD]
June 12, 2011
Dear Neil:
     This letter (the “Amendment”) will serve to amend the letter agreement between you and EMS Technologies, Inc. (the “Company”) dated March 19, 2007 (the “Letter Agreement”, which together with the Amendment is referred to as the “Agreement”), in the following respects:
     (1) On page 2 of the Letter Agreement, the paragraph titled “Termination Situations” is modified to read as follows:
     “Termination Situations: We do not provide any employees with guaranteed periods of employment. However, in the event your employment terminates as a result of your Involuntary Termination or Voluntary Termination (collectively referred to as your “Termination”), the Company agrees:
     (a) to continue to pay to you for 21 months following the date of your Termination the sum of (i) your monthly base salary in effect on the date of your Termination, and (ii) one-twelfth (1/12th) of the average of the bonuses paid to you with respect to the three calendar years preceding your Termination. Such amount shall be paid to you in equal installments on the Company’s regular bi-weekly pay dates and shall be subject to withholding of all applicable taxes; and
     (b) to continue to provide you for 21 months following the date of your Termination the health and life insurance benefits coverage (including any executive medical plan or split dollar insurance plan) provided to you at your date of Termination at the same level and in the same manner as if your employment had not terminated Any additional coverages that you had at Termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. To the extent you were required to pay any costs for such coverages at the time of Termination, you agree to pay such amounts by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this subsection, or applicable law, do not permit you to continue such participation, then the Company shall pay to you the cost of such benefits to the Company in a lump sum within thirty (30) days after your Termination. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA will be provided to you.

Provided however, for purposes of clarification, in no event shall you be entitled to the payments and/or benefits pursuant to paragraph (a) or (b) above if you have received, are receiving or will receive payments under the Amended and Restated Executive Protection Agreement between you and the Company effective as of June 12, 2011 (the “EPA”) on account of your termination of employment following a “change in control” as defined in the EPA (a “Change in Control”).
For the purposes of this paragraph, the following terms shall be defined as follows:
“Cause” shall mean (i) any act that constitutes, on your part, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) your conviction of a felony or crime involving moral turpitude. A termination for “Cause” based on clause (i) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to you specifying the conduct deemed to qualify as Cause, unless you shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (ii) above shall take effect immediately upon giving of a termination notice.
“Disability” shall mean your inability as a result of physical or mental incapacity to substantially perform your duties for the Company on a full-time basis for a period of six months.
“Involuntary Termination” shall mean termination of your employment that is involuntary and that occurs for reasons other than Cause, Disability or death.
“Voluntary Termination” shall mean termination of your employment that is voluntary, is due to, and occurs within six months of:
     (i) the assignment of any duties inconsistent with your title and status in effect prior your Termination, a material increase or decrease in your responsibilities at the Company from those in effect immediately prior to your Termination, or an adverse alteration in the nature or status of such responsibilities (other than any such alteration to the extent incidental to the fact that the Company may no longer be a public company, and may be a subsidiary of another entity);
     (ii) a reduction by the Company of your base salary from such salary in effect prior to your Termination;
     (iii) the relocation of the Company’s principal executive offices to a location outside the Atlanta, Georgia metropolitan area, or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices;
     (iv) the failure by the Company, without your consent, to pay any portion of your then-current compensation (including base salary and annual bonus to the extent payable under the terms of annual bonus programs in effect from time to time), or to pay any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven days of the date such compensation is due;

     (v) the failure by the Company to continue in effect any compensation plan in which you participated immediately prior to your Termination, which is material to your total compensation, including but not limited to the Company’s annual bonus plan, stock option plan, or any similar or substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided (or potentially available under incentive compensation programs) and the level of your participation relative to other participants, as existed immediately prior to your Termination;
     (vi) the failure by the Company to continue to provide you with benefits substantially similar to those under any of the Company’s life insurance, medical, health and accident or disability plans in which you were participating immediately prior to your Termination, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or would deprive you of any material fringe benefit you otherwise enjoyed immediately prior to your Termination; or
     (vii) the failure of any successor to assume this Agreement.
In no event will termination of your employment which is the result of Cause, Disability or your death be considered a Voluntary Termination.
(2) The Letter Agreement is amended by adding the following new provision:
“ Retention Payment. In order to encourage you to remain employed with the Company following a Change in Control and as consideration for the Executive’s obligations under the “Non-Competition Agreement” set forth below, the Company will pay to you a retention payment (the “Retention Payment”) in the amount of $500,000, provided that you remain employed with the Company or its successor until the date that is two (2) years following such Change in Control. Such Retention Payment shall be paid in a lump sum payment (subject to applicable tax withholdings) within thirty (30) days following your termination for any reason.
(3) The Letter Agreement is amended by adding the following new provision:
“Non-Competition Agreement. For a period of six (6) months following the termination of your employment for any reason following a Change of Control, you agree that you will not (a) organize or form any other business that will compete with the Business of the Company (as defined below) or (b) engage in the executive management of, or provide consulting services concerning the executive management of, any person or business entity that competes with the Business of the Company, other than the Company or its affiliates within the Territory. The term “Business of the Company” means the design, development, manufacturing, sale and provision of wireless connectivity solutions addressing the enterprise mobility, communications-on-the-move, tracking and in-flight connectivity markets for commercial and government users, including but not limited to:

     (i) Aviation. The design, development, manufacturing, sale and provision of (a) satellite-based communications through a broad array of terminals and antennas for the aeronautical markets and (b) in-cabin connection devices and computers to process data on board aircraft, including rugged data storage, airborne connectivity, air-to-ground connectivity, and data recording and replay equipment;
     (ii) Defense and Space. The design, development, manufacturing, sale and provision of antenna and radio frequency beam management systems for a broad range of military and commercial applications, including mobile network-centric operations, RADAR for battlefield visibility and precision strike, satellite sub-system, and commercial aero connectivity;
     (iii) LXE. The design, development, manufacturing, sale and provision of rugged mobile computers and wireless networks, which includes mobile computers that incorporate WLAN radios, wireless access points that provide a radio link to the wire network and associated host computers, and software that manages and facilitates the communications process with the database; or
     (iv) Global Tracking. The design, development, manufacturing, sale and provision of satellite-based communication products and services for telematics and micro telemetry applications into global markets, including those which enable customers to locate, track, communicate, and safeguard mobile assets, fleets, cargo and personnel, as well as to monitor fixed assets in hostile and remote terrains.
The term “Territory” means the territory for which Executive is providing services at the time of termination of Executive’s employment. You acknowledge and agree that the Territory identified herein is an area for which you perform services for the Company by being actively engaged as a member of the Company’s executive management team. You agree that your obligations under this paragraph are obligations which will continue beyond the date your employment terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. You agree that the remedies at law available to the Company for any actual or threatened breach of your covenants in this paragraph would be inadequate and that the Company shall be entitled to specific performance of the covenants in this paragraph, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this paragraph, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover without the purchase and posting of bond or other security. You further agree that you will repay the full amount of the Retention Payment to the Company in the event a court of competent jurisdiction finally determines that you have violated the terms of your Non-Competition Agreement.
(4) The Letter Agreement is amended by adding the following new provision:

409A Compliance. The parties intend that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe the Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If this Agreement (or any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a “separation from service.” The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
Any provision of this Agreement to the contrary notwithstanding, if the Company determines that you are a “specified employee” within the meaning of Code Section 409A, then to the extent any payment or benefit that you become entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to you in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) your right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than your remaining lifetime.
For purposes of Code Section 409A, the right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
The Company makes no representation or warranty and shall have no liability if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.
(5) The provisions of this Amendment shall be effective as of June 12, 2011. Except as amended herein the provisions of the Letter Agreement shall remain in effect.

EMS TECHNOLOGIES, INC.

By: Title:
Date:

(Corporate Seal)

Attest:
Assistant Secretary

EXECUTIVE

Neil A. MacKay
Date: